Exhibit 2.3

                        TECHNOLOGY ACQUISITION AGREEMENT

         This TECHNOLOGY ACQUISITION AGREEMENT (the "Agreement") is dated effective as of June 24, 2004 (the "Effective Date") by and among USED KAR PARTS, INC., a Florida corporation ("UKP") and XENOMICS, a California corporation ("Xenomics", together with UKP referenced herein as the "Company"), on the one hand, and L. DAVID TOMEI, SAMUIL UMANSKY, HOVSEP S. MELKONYAN and KATHRYN P. WILKE, each, a resident of the State of California and ANATOLY V. LICHTENSTEIN, a resident of Russia, (collectively, "Shareholders"), on the other hand, with reference to the facts and circumstances set forth in the Recitals below.

                                    RECITALS

         A. UKP, Shareholders, and Xenomics are parties to that certain Securities Exchange Agreement ("Exchange Agreement") of even date herewith (to which this Agreement is annexed as Exhibit E) pursuant to which UKP will acquire all of the issued and outstanding shares of Xenomics' capital stock in exchange for issuance of shares of UKP's capital stock to Xenomics' shareholders (the "Exchange").

         B. Following the closing of the Exchange (the "Closing"), Xenomics will be UKP's wholly owned subsidiary.

         C. As of the Effective Date, UKP has received net proceeds of $1,750,000 (after giving effect to a redemption of outstanding UKP shares for $500,000) from an equity financing (the "Initial Financing") to fund the Core Technology Development (as defined below) and general working capital needs.

         D. The Shareholders have been induced to enter into the Exchange Agreement by UKP's promise to seek additional equity and debt financing subsequent to the Closing to further fund the Core Technology Development.

         E. Subject to the terms and conditions of this Agreement, Company desires to grant to the Shareholders an option to acquire the Core Technology from Company in the event that UKP fails to use fifty percent (50%) of the proceeds of the Initial Financing and any additional financing for the Core Technology Development.

         F. The parties are executing this Agreement to memorialize their understanding regarding the foregoing.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the above Recitals, the mutual promises and covenants set forth herein and in the Exchange Agreement, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. The terms below when used herein shall have the following meanings:

         (a) "Acquisition Option" shall have the meaning given in Section 2.1 below.

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         (b) "Affiliate" with respect to any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

         (c) "Aggregate Financing Amount" shall mean the sum of (i) the Initial financing plus (ii) the total amount raised by Company or any direct or indirect majority owned subsidiary in any equity or debt financing during the period ending 90 days before the end of the Development Period, less Direct Offering Expenses (as defined below).

         (d) "Agreement" shall mean this Agreement and all exhibits and schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by the Parties hereto.

         (e) "Assumed Liabilities" shall mean all liabilities and obligations of Company relating to the Core Technology existing on the Exercise Date.

         (f) "Closing" shall have the meaning given in Paragraph B of the Recitals hereof.

         (g) "Company Records" shall have the meaning given in Section 3.3 below.

         (h) "Company Shares" shall mean the sum of 2,258,001 UKP shares issued to the Xenomics shareholders in the Exchange, plus the number of Contingent Shares (defined in the Exchange Agreement) released and shares to the Xenomics Shareholders under the Exchange Agreement, plus the number of shares issued to the Xenomics Shareholders upon the exercise of any option or warrant granted by UKP, less Escrowed Shares (defined in the Exchange Agreement) cancelled during the term of this Agreement.

         (i) "Core Technology" shall mean all intellectual property and technology underlying the Xenomics Patents, all divisionals, continuations, continuations-in-part, substitutions, conversions, prolongations, extensions, reissues, reexaminations, or renewals thereof, and any and all Improvements, trade secrets, know how or other proprietary rights related thereto.

         (j) "Core Technology Development" shall mean Company's research and development relating to the Core Technology.

         (k) "Development Period" shall mean the two (2) year period between the Closing and the second anniversary of the Closing.

         (l) "Development Report" shall have the meaning given in Section 3.3(b) below.

         m) "Direct Offering Expenses" shall mean the sum of commissions, agent and underwriter expense reimbursements, legal, accounting, expert and due diligence expenses, filing, printing and listing fees borne by the issuer of securities in any financing.

         (n) "Exercise Date" shall mean the date the Exercise Notice has been delivered to Company.

         (o) "Exercise Notice" shall have the meaning given in Section 2.2 below.

         (p) "Exercise Period" shall mean, subject tolling pursuant to Section
3.3 below, the ninety (90) day period immediately following the Shareholders' receipt of the Development Report from Company during which the Shareholders may exercise the Acquisition Option.

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         (q) "Improvements" shall mean any improvement, refinement, enhancement or other modification of the Xenomics Patents that Company develops during the Development Period.

         (r) "Initial Financing" shall have the meaning given in Paragraph C of the Recitals hereof.

         (s) "Liabilities" shall mean claims, liabilities and obligations of every nature or kind, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due.

         (t) "Market Value" shall mean, as of any date, the average of the reporting closing prices of the Company Shares on the principal exchange or quotation service for the 20 trading days preceding such determination, multiplied by the number of Company Shares as to which the determination is being made.

         (u) "Parties" shall mean Company and the Shareholders.

         (v) "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

         (w) "Xenomics Patents" shall mean United States Patent Nos. 6,287,820, 6,492,144, and 6,251,638, pending International Patent Application PCT US 98/10965, and pending European Patent Application No. 98924998.2.


                                    ARTICLE 2
                           GRANT OF ACQUISITION OPTION

         2.1 Grant of Acquisition Option. Subject to the terms and conditions herein, Company hereby grants to the Shareholders an option (the "Acquisition Option") to acquire the Core Technology from Company. The option may be exercised if Company expends less than fifty percent (50%) of the Aggregate Financing Amount on Core Technology Development during the Development Period.

         2.2 Exercise of Option. Provided that the condition set forth in
Section 2.1 above has been met, the Shareholders may exercise the Acquisition Option during the Exercise Period by delivering written notice (the "Exercise Notice") specifying the alleged failure by the Company to expend the amount specified in Section 2.1, and signed by at least two of the Shareholders to either UKP and Xenomics in any manner permitted under Section 4.4 below. The Company shall then have 90 days (the "Cure Period") to remedy the inadequacies specified in the Exercise Notice. In the event that the Company fails to remedy, or otherwise states in writing that they do not wish to remedy, the specified inadequacies within the Cure Period, the exercise of the Acquisition Option shall become effective as of the end of the last day of the Cure Period. The Acquisition may only be exercised in whole and not in part.

         2.3 Consideration for Exercise. In consideration for the acquisition of the Core Technology, each Shareholder, severally, and not jointly shall, (i) transfer to Company all "Company Shares" and if the Shareholder no longer holds all or any part of the Company Shares, the Market Value of the Shares not owned on the Exercise Date by wire transfer to an account designated by the Company
(ii) cancel and terminate all options, other purchase rights to acquire Company Shares, and securities convertible into Company Shares held by such Shareholder as of the Exercise Date, and (iii) assume a proportionate portion of the Assumed Liabilities, by instrument reasonable acceptable to the Company which provides adequate indemnification for the Assumed Liabilities.

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

         2.4 Core Technology Assignment. Within thirty (30) days after the Exercise Notice has become effective, Company shall transfer, in exchange for the consideration set forth in Section 2.3, all rights, title and interest in and to the Core Technology, without any encumbrance or lien (but subject to any development or research right or licenses granted by the Company prior to the Exercise Date), and deliver the Core Technology, including any documentation thereto, to the Shareholders or any assignee of the Shareholders as directed in the Exercise Notice. To the extent any of the rights, title and interest in and to Core Technology cannot be assigned by Company to Shareholders, Company will grant to Shareholders an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Core Technology can be neither assigned nor licensed by Company to Shareholders, Company will irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Shareholders or any of Shareholders' successors in interest to such non-assignable and non-licensable rights, title and interest.

         2.5 Cooperation in Perfecting Rights to Core Technology (a) Company agrees to perform, within one hundred twenty (120) days after the assignment of the Core Technology set froth in Section 2.4, all acts and deliver all documents deemed necessary by Shareholders to permit and assist Shareholders, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Core Technology. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration and memorialization of assignment of the Core Technology and any applicable patents, copyrights, mask work, or other applications and (ii) in the enforcement of any ownership rights in and to the Core Technology and any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights.

         (b) In the event that Shareholders are unable for any reason to secure Company's signature to any document required to evidence Shareholders' ownership in and to the Core Technology or to file, prosecute, register, or memorialize the assignment of the Core Technology or any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary rights related to the Core Technology, Company hereby irrevocably designates and appoints each Shareholder, severally and not jointly, as Company's agent and attorney-in-fact to act for and on Company's behalf and instead of Company, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the transfer of all right, title, and interest in and to the Core Technology to Shareholders after delivery of the Exercise Notice, and the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of any ownership right in and to the Core Technology, any patents, copyrights, mask works, moral rights, trade secrets or other rights relating to the Core Technology, all with the same legal force and effect as if executed by Company.

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                                    ARTICLE 3

                      OWNERSHIP AND OBLIGATIONS OF COMPANY

         3.1 Ownership of Core Technology. Subject to the Acquisition Option, Company is and shall remain at all times, during the term of this Agreement, the sole and exclusive owner of the Core Technology and neither the Shareholders nor any third party, except as granted by Xenomics prior to the Effective Date or such grants approved by the Company's boards of directors, including the affirmative vote of the Xenomics Designees (defined in the Exchange Agreement), shall have any right or interest therein.

         3.2 Maintenance and Enforcement of Ownership Rights.

         (a) Maintenance. During the term of this Agreement, Company shall prepare, file, prosecute and maintain any and all patent applications and patents, and other intellectual property rights, relating to the Core Technology. If Company fails to take any action reasonably necessary to prepare, file, prosecute or maintain patents and patent applications, and other intellectual property rights relating to the Core Technology, the Shareholders may take such action on behalf of Company and at Company's expense after first providing Company with thirty (30) days written notice of its intention to do so. Company shall promptly reimburse the Shareholders for all reasonable out-of-pocket expenses the Shareholders have incurred, or may incur in the future, for such preparation, filing, prosecution and maintenance.

         (b) Enforcement. During the term of this Agreement, Company shall actively prosecute actions and/or lawsuits against third parties for infringement of Company's rights in the Core Technology. All costs and expenses associated with such actions and lawsuits shall be borne by Company, which shall be solely entitled to the full amount any recovery received as a result thereof, whether by adjudication or settlement.

         (c) Notice to Shareholders. Company agrees to notify the Shareholders promptly in the event Company becomes aware of any infringement of any right of Company in the Core Technology. Moreover, Company shall keep the Shareholders informed of the status of any prosecution of actions or lawsuits against third parties for infringement.

         3.3 Reports and Records.

         (a) Record Keeping. During the Development Period, Company shall keep complete, accurate and authentic accounts, notes, data and records, including, without limitation, any and all ideas for technical solutions, designs, drawings, schematics, technical data, prototypes, inventions, or other intellectual property, relating to the Core Technology Development (collectively, "Company Records").

         (b) Reports. Within 30 days after the second anniversary of the Closing, Company shall furnish the Shareholders with a report (the "Development Report") setting forth: (i) the Core Technology Development performed by Company during the Development Period and a description (including patents and patent filings) of the Core Technology; (ii) detailed accounting of the Aggregate Financing Amount and the portion thereof applied to the Core Technology Development during the Development Period, (iii) a listing of the Assumed Liabilities as of the date of such Development Report, and (iii) any other information the Shareholders may reasonably request to be included in such Development Report.

         (c) Audit Rights. To ensure compliance with the terms of this Agreement, the Shareholders shall have the right to inspect and audit Company Records (including the Development Report) and Company's bookkeeping records relating to the Core Technology, Assumed Liabilities, and the use of the Aggregate Financing Amount with the assistance of professional consulting, law and accounting firms that are reasonably acceptable to Company. All representatives of such firms involved in the inspection and audit shall be required to sign reasonable nondisclosure agreements and to abide by reasonable site security requirements when carrying out the inspection and audit. The inspection and audit shall be conducted during normal business hours at Company's offices in such a manner as not unreasonably to interfere with Company's normal business activities. Any such inspection and audit shall be at the Shareholders' sole expense.

         (d) New Development Report. If any inspection and audit of the Development Report discloses material discrepancies as to the Core Technology, the Assumed Liabilities, or the Aggregate Financing Amount applied to the Core Technology Development, then (i) Company shall pay to the Shareholders the reasonable fees and expenses charged by the professional consulting, law, accounting firms and (ii) the Parties shall promptly engage a mutually agreeable independent party to provide a final Development Report. The finding by such independent party shall be binding upon the Parties. Company shall pay the expenses arising from the work performed by such independent party.

         (e) Tolling of Exercise Period. The Parties agree that the Exercise Period shall be tolled for the duration of any audit pursuant to sub-section (c) above, and any engagement by an independent party and preparation of a final Development Report pursuant to sub-section (d) above.

         3.4 Termination. The Company's obligations under this Article 3 shall terminate and be of no further force or effect upon the later of: (a) the transfer of the Core Technology under Sections 2.3 and 2.4 hereof, if the Acquisition Option; or (b) end of the Exercise Period, if the Acquisition Option is not exercised.


                                    ARTICLE 4
                            MISCELLANEOUS PROVISIONS

         4.1 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

         4.2 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Eastern or Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

         4.3 Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         4.4 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputable overnight carrier, four business days if delivered by registered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

                  If to UKP:

                                    Used Kar Parts, Inc.
                                    3 West 57th Street, 8th Floor
                                    New York, NY  10019
                                    Attn: President

                  with a required copy to:

                                    Herbert H. Sommer, Esq.
                                    Sommer & Schneider LLP
                                    595 Stewart Avenue, Suite 710
                                    Garden City, NY  11530

                  If to Xenomics:

                                    Xenomics
                                    6034 Monterey Ave.
                                    Richmond, CA 94805
                                    Attn: President

                  with a required copy to:

                                    Dirk Michels, Esq.
                                    Kirkpatrick & Lockhart LLP
                                    Four Embarcadero Center, 10th Floor
                                    San Francisco, CA  94111

                  If to Shareholders:

                                    L. David Tomei
                                    3018 California Street
                                    San Francisco, CA  94115

                                    Samuil Umansky
                                    6034 Monterey Avenue
                                    Richmond, CA  94805

                                    Hovsep S. Melkonyan
                                    950 Evelyn Avenue
                                    Albany, CA  94706

                                    Anatoly V. Lichtenstein
                     32 Kashirskoe shosse, Bldg 3, Apt. 229
                                    Moscow, Russia  115522

                                    Kathryn P. Wilke
                                    769 Horizon Drive
                                    Martinez, CA  94553

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         4.5 Parties in Interest. With the exception of the Shareholders' right to request transfer of the Core Technology to and to effectuate the acquisition of the Core Technology through an assignee, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         4.6 Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile all of which taken together shall constitute one instrument.

         4.7 Entire Agreement. The Exchange Agreement and this Agreement, including the exhibits hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         4.8 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Company and the Shareholders.

         4.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         4.10 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereof.

                            [SIGNATURE PAGE FOLLOWS]

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

         IN WITNESS WHEREOF, undersigned parties have executed this Technology Acquisition Agreement, as of the day and year first above written.


   "UKP:"                                    Used Kar Parts, Inc.,
                                             a Florida corporation


                                             By:  /s/ Christoph Bruening
                                                --------------------------------
                                                 Name:  Christoph Bruening
                                                 Title: President


   "XENOMICS:"                               Xenomics
                                             a California corporation


                                             By:  /s/ Samuil Umansky
                                                --------------------------------
                                             Name:  Samuil Umansky
                                             Title: President



   "SHAREHOLDERS:"
                                             /s/ L. David Tomei
                                             --------------------------------
                                             L. David Tomei


                                             /s/ Samuil Umansky
                                             --------------------------------
                                             Samuil Umansky


                                             /s/ Hovsep S. Melkonyan
                                             --------------------------------
                                             Hovsep S. Melkonyan


                                             /s/ Anatoly V. Lichtenstein
                                             --------------------------------
                                             Anatoly V. Lichtenstein


                                             /s/ Kathryn P. Wilke
                                             --------------------------------
                                             Kathryn P. Wilke

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